Exhibit 99.1

 Iowa Telecom Reports Results for First Quarter Ended March 31, 2007


    NEWTON, Iowa--(BUSINESS WIRE)--May 3, 2007--Iowa
Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the first quarter ended March 31, 2007.
Quarterly highlights for the Company include:

    --  Operating revenues were $66.5 million.

    --  Operating income was $25.6 million.

    --  Net income was $10.5 million or $0.33 per diluted share.

    --  Adjusted EBITDA (as defined herein) was $38.4 million.

    "Our results were excellent in the first quarter," said Alan L. Wells, Iowa Telecom chairman and chief executive officer. "We continue to be very pleased with the sales of our DSL product as we added 5,200 new customers during the quarter. Our rate of access line loss also continued to improve as we experienced a decline of only 600 total lines during the first quarter. Revenues for the first quarter increased 15.8%, including $4.8 million of revenue from the resolution of certain non-recurring network access billing matters with connecting carriers. Excluding this item, revenues increased $4.3 million over the year-ago period as a result of the continued success of our bundled product offerings, our DSL growth, and our expanded customer premise equipment (CPE) and data business.

    "On a year-over-year basis, our Adjusted EBITDA increased 19.6%, or $6.3 million, to $38.4 million," added Wells. "During the quarter we recorded income tax expense of $7.3 million, as compared to zero in the year-ago quarter. As we have noted since we began recording book income tax expense in the second quarter of 2006, this recorded tax expense has little impact on our cash flow, or more importantly, on our ability to pay dividends to our shareholders since our actual cash taxes paid during the quarter were only $3,000. Our net operating loss carry forwards and our continued goodwill amortization for tax purposes serve to minimize our cash income tax obligations. Our earnings before taxes actually increased 47.7%, or $5.7 million, to $17.7 million compared to the year-ago period.

    "Capital expenditures were $6.5 million for the quarter, and our cash interest expense was $7.9 million," Wells continued. "These levels are on track with our guidance as we continue to expect our 2007 capital expenditures to be between $25.0 million and $27.0 million, and continue to expect cash interest expense to be between $30.0 million and $32.0 million.

    "Overall, we are very pleased with our first quarter performance," Wells concluded. "For the remainder of the year we will continue our focus of growing both our DSL subscriber base and our data business."

    FINANCIAL DISCUSSION FOR FIRST QUARTER 2007:

    -- Operating Revenues were $66.5 million in the first quarter compared to $57.4 million in the first quarter of 2006. Network access services revenues increased $4.5 million, or 18.3%, for the first quarter. The increase is primarily due to $4.8 million of revenue from the resolution of certain non-recurring network access billing matters with connecting carriers. Also contributing to the increase was a $4.9 million, or 59.9%, increase in other sales and services. The revenue increase was primarily due to growth of our CPE and data business. DSL Internet access service revenues increased $1.6 million, or 45.3%, due primarily to customer growth.

    -- Operating Costs and Expenses increased $3.1 million, or 8.3%, in the first quarter of 2007 as compared to the first quarter of 2006. Cost of service and sales increased $2.8 million, or 18.2%, principally due to the growth of our CPE and data business. Selling, general and administrative costs decreased $40,000 compared to the year-ago period. Depreciation and amortization increased $349,000, or 3.0%, during the first quarter compared to 2006.

    -- Operating Income was $25.6 million in the first quarter of 2007 as compared to $19.7 million in the same period in 2006. The increase was primarily the result of the $4.8 million in higher revenue associated with the previously discussed network access matters.

    -- Interest Expense for the first quarter increased $188,000, or 2.4%, to $8.0 million compared to $7.8 million in the same period in 2006. The increase was the result of higher interest rates on our variable rate debt and a higher average balance on our revolving credit facility.

    -- Earnings Before Income Taxes for the first quarter of 2007 were $17.7 million compared to $12.0 million in the first quarter of 2006.

    -- Income Tax Expense for the first quarter was $7.3 million compared to zero in the first quarter of 2006. The Company estimates that book income tax expense will be recorded at an effective tax rate of approximately 41% in future periods. The recorded book tax expense did not impact the cash taxes paid during the quarter. Cash income taxes reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. The Company paid actual cash income taxes during the quarter of $3,000. At the end of the quarter, the Company had a net operating loss carry forward balance of approximately $171 million.

    -- Net Income was $10.5 million for the quarter compared to net income of $12.0 million in the first quarter of 2006.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $38.4 million for the first quarter of 2007 as compared with $32.1 million in the same period in 2006.

    -- Total Access Lines decreased by 600 during the first quarter of 2007 from the fourth quarter in 2006, as ILEC access lines declined by 1,400 lines and CLEC lines increased by 800 lines. The total access line decrease of 600, or 0.2%, for the first quarter of 2007 compared to 1,000, or 0.4%, for the first quarter in 2006.


                 First Quarter 2007 Financial Summary
                             (Unaudited)
           (dollars in thousands, except per share amounts)

                             1st Quarter 1st Quarter      Change
                                                     ----------------
                                2007        2006      Amount  Percent
----------------------------------------------------------------------

Revenue                         $66,496     $57,439   $9,057    15.8%
Operating Income                $25,611     $19,691   $5,920    30.1%
Interest Expense                 $8,012      $7,824     $188     2.4%
Earnings Before Income Taxes    $17,746     $12,018   $5,728    47.7%
Income Tax Expense               $7,273          $-   $7,273   100.0%
Net Income                      $10,473     $12,018  $(1,545)  -12.9%

Basic Earnings Per Share          $0.33       $0.39   $(0.06)  -15.4%
Diluted Earnings Per Share        $0.33       $0.38   $(0.05)  -13.2%

Adjusted EBITDA (1)             $38,445     $32,132   $6,313    19.6%
Capital Expenditures             $6,537      $5,112   $1,425    27.9%
Dividends Paid                  $12,846     $12,680     $166     1.3%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics     1st Quarter 1st Quarter      Change
                                                     ----------------
                                2007        2006      Amount  Percent
----------------------------------------------------------------------
Telephone Access Lines
  ILEC Lines (1)                226,800     236,400   (9,600)   -4.1%
  CLEC Lines (2)                 24,600      21,300    3,300    15.5%
Total Telephone Access Lines    251,400     257,700   (6,300)   -2.4%

Long Distance Subscribers       147,700     144,600    3,100     2.1%
Dial-up Internet Subscribers     29,200      39,600  (10,400)  -26.3%
DSL Subscribers                  55,200      35,900   19,300    53.8%

Key Operating Statistics     1st Quarter 4th Quarter      Change
                                                     ----------------
                                2007        2006      Amount  Percent
----------------------------------------------------------------------
Telephone Access Lines
  ILEC Lines (1)                226,800     228,200   (1,400)   -0.6%
  CLEC Lines (2)                 24,600      23,800      800     3.4%
Total Telephone Access Lines    251,400     252,000     (600)   -0.2%
Long Distance Subscribers       147,700     146,600    1,100     0.8%
Dial-up Internet Subscribers     29,200      31,500   (2,300)   -7.3%
DSL Subscribers                  55,200      50,000    5,200    10.4%


(1) Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,200 wholesale lines subscribed at March 31, 2006; 3,100 at December 31, 2006; and 3,000 at March 31, 2007.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.

    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the first quarter 2007 results on Thursday, May 3, 2007, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (913) 981-5533 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on May 3, 2007 and will remain available through May 10, 2007 by dialing (719) 457-0820 and entering Confirmation Code 9248550.

    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on May 3, 2007, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                            Balance Sheets
                             (Unaudited)
           (dollars in thousands, except per share amounts)

                                         As of            As of
                                     March 31, 2007 December 31, 2006
                                     -------------- -----------------
ASSETS

CURRENT ASSETS
 Cash and cash equivalents                  $5,205           $13,613
 Accounts receivable, net                   20,086            20,828
 Inventory                                   3,362             3,124
 Prepayments and other assets                3,026             2,550
                                     -------------- -----------------
   Total Current Assets                     31,679            40,115
                                     -------------- -----------------

PROPERTY, PLANT AND EQUIPMENT
 Property, plant and equipment             527,261           521,556
 Accumulated depreciation                 (233,094)         (222,581)
                                     -------------- -----------------
   Net Property Plant and Equipment        294,167           298,975
                                     -------------- -----------------

GOODWILL                                   466,554           466,554
INTANGIBLE AND OTHER ASSETS, net            37,041            39,982
INVESTMENT IN AND RECEIVABLE FROM
 THE RURAL TELEPHONE FINANCE
  COOPERATIVE                               13,592            13,903
                                     -------------- -----------------
Total Assets                              $843,033          $859,529
                                     ============== =================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Revolving credit facility                 $16,000           $31,000
 Accounts payable                           10,185             9,565
 Advanced billings and customer
  deposits                                   8,254             8,460
 Accrued and other current
  liabilities                               26,469            32,035
                                     -------------- -----------------
   Total Current Liabilities                60,908            81,060
                                     -------------- -----------------

LONG-TERM DEBT                             477,778           477,778
DEFERRED TAX LIABILITIES                    25,147            18,716
OTHER LONG-TERM LIABILITIES                 14,555            14,276
                                     -------------- -----------------
   Total long-term liabilities             517,480           510,770
                                     -------------- -----------------

 TOTAL LIABILITIES                         578,388           591,830
                                     -------------- -----------------

STOCKHOLDERS' EQUITY
 Common stock, $.01 par value,
  100,000,000 shares authorized,
  31,380,292 and 31,379,670 shares
  issued and outstanding                       314               314
 Additional paid-in-capital                322,619           322,016
 Retained deficit                          (62,349)          (59,976)
 Accumulated other comprehensive
  income                                     4,061             5,345
                                     -------------- -----------------

   Total Stockholders' Equity              264,645           267,699
                                     -------------- -----------------

Total Liabilities and Stockholders'
 Equity                                   $843,033          $859,529
                                     ============== =================


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                          Income Statements
                             (Unaudited)
               (in thousands, except per share amounts)

                                                   Three Months Ended
                                                       March 31,
                                                   ------------------
                                                     2007     2006
                                                   --------- --------
REVENUE AND SALES
 Local services                                     $18,847  $19,055
 Network access services                             29,281   24,748
 Toll services                                        5,390    5,519
 Other services and sales                            12,978    8,117
                                                   --------- --------
   Total revenues and sales                          66,496   57,439

OPERATING EXPENSES

 Cost of services and sales (exclusive of items
  shown separately below)                            18,376   15,548
 Selling, general and administrative                 10,481   10,521
 Depreciation and amortization                       12,028   11,679
                                                   --------- --------
   Total operating costs and expenses                40,885   37,748

OPERATING INCOME                                     25,611   19,691

OTHER INCOME (EXPENSE)
 Interest and dividend income                           371      201
 Interest expense                                    (8,012)  (7,824)
 Other, net                                            (224)     (50)
                                                   --------- --------
   Total other expense, net                          (7,865)  (7,673)

EARNINGS BEFORE INCOME TAXES                         17,746   12,018

INCOME TAX EXPENSE                                    7,273        -
                                                   --------- --------

NET INCOME                                          $10,473  $12,018
                                                   ========= ========

COMPUTATION OF EARNINGS PER SHARE
   Basic - Earnings Per Share                         $0.33    $0.39
   Basic - Weighted average number of shares
    outstanding                                      31,380   31,085

   Diluted - Earnings Per Share                       $0.33    $0.38
   Diluted - Weighted average number of shares
    outstanding                                      32,013   31,950


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                       Statements of Cash Flows
                             (Unaudited)
                            (in thousands)

                                                   Three Months Ended
                                                       March 31,
                                                   ------------------
                                                       2007     2006
                                                   --------- --------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                          $10,473  $12,018
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation                                      11,495   11,100
   Amortization of intangible assets                    533      579
   Amortization of debt issuance costs                  148      148
   Loss on sale of exchanges                              -       26
   Deferred income taxes                              6,895     (172)
   Non-cash stock-based compensation expense            593      568
   Changes in operating assets and liabilities,
    net of effects of business acquisitions:
      Receivables                                       742     (735)
      Inventory                                        (238)    (552)
      Accounts payable                                  620   (2,041)
      Other assets and liabilities                   (5,286)  (1,374)
                                                   --------- --------

Net cash provided by operating activities            25,975   19,565

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                 (6,537)  (5,112)
Proceeds from sale of properties                          -       95
                                                   --------- --------
Net cash used in investing activities                (6,537)  (5,017)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility             (15,000) (24,000)
Proceeds from exercise of employee stock options          -      357
Dividends paid                                      (12,846) (12,680)
                                                   --------- --------
Net cash used in financing activities               (27,846) (36,323)
                                                   --------- --------

Net (Decrease) Increase in Cash and Cash
 Equivalents                                         (8,408) (21,775)
                                                   --------- --------

Cash and Cash Equivalents at Beginning of Period     13,613   26,782
                                                   --------- --------

Cash and Cash Equivalents at End of Period           $5,205   $5,007
                                                   ========= ========


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
        EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
                             (Unaudited)
                            (in thousands)

                                                   Three Months Ended
                                                       March 31,
                                                   ------------------
                                                     2007     2006
                                                   --------- --------

ADJUSTED EBITDA:
Net Income                                          $10,473  $12,018
Income Tax Expense                                    7,273        -
Interest Expense                                      8,012    7,824
Depreciation and Amortization                        12,028   11,679
Unrealized losses on financial derivatives              224       50
Non-cash stock-based compensation expense (1)           593      568
Extraordinary or unusual (gains) losses                   -        -
Non-cash portion of dividend income (2)                (158)     (33)
Other non-cash losses (gains)                             -        -
Loss (gain) on disposal of assets not in ordinary
 course of business                                       -       26
Transaction costs                                         -        -
                                                   --------- --------
ADJUSTED EBITDA                                     $38,445  $32,132
                                                   ========= ========


(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2) Included in Interest and Dividend Income on the Consolidated
 Statements of Operations.
*T

    We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

    Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

    We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

    CONTACT: Iowa Telecommunications Services, Inc.
             Investor Relations Contacts:
             Corporate Communications, Inc.
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com
             or
             Craig Knock, Chief Financial Officer, 641-787-2089 or
             Media Contact:
             Julie White, 641-787-2040
             Director, Corporate Communications
             Julie.White@iowatelecom.com